Exhibit 99.1

1400 Union Meeting Road

Blue Bell, PA 19422

Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joe Hassett of Gregory FCA, for C&D: 610 228 2110

For Immediate Release

C & D Technology Reports Fourth Quarter and Full Year Results

BLUE BELL, Pa., April 16, 2009 /PRNewswire-FirstCall via COMTEX News Network/ — C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of complete, integrated standby power systems, today announced financial results for the fiscal 2009 fourth quarter and full year ended January 31, 2009.

For the quarter, the Company reported a consolidated net loss of $14.4 million, or $0.55 per diluted share compared to a loss of $10.3 million or $0.40 per diluted share in the year ago period. Current quarter results reflect lower revenues, the unfavorable timing effect of the relationship between tolling (recycling of lead) and the London Metal Exchange (LME) market price of lead which dictates pricing in some of our larger customer contracts, significant costs associated with new product introductions and manufacturing start up costs, negative absorption as inventories were significantly reduced in the quarter, and higher warranty costs. These discrete unusual costs during the fourth quarter were estimated at approximately $6.0 million. Fourth quarter 2009 results also include $3.3 million of restructuring and impairment charges, $1.3 million for severance costs associated with previously announced headcount actions, as well as $2.0 million for impairment and additional closure costs for our closed facility in

Conyers, Georgia. The year ago fourth quarter period included a net loss from discontinued operations of $4.1 million or $0.16 per diluted share.

Volumes in the fourth quarter of 2009 were up compared to the year ago quarter, as the Company generally held or increased its leading market share position in its primary end markets in North America. Reported revenues in the quarter were driven down by the effect of lower lead costs on comparable product pricing. For the fourth quarter, revenues were $85.4 million compared to $94.5 million in the prior year’s fourth quarter. On a sequential basis, revenues declined from $93.8 million in the third quarter with approximately half of this reduction being pricing related and the balance being driven by volume reductions against a broad softening in the Company’s end markets.

Dr. Jeffrey A. Graves, President and CEO said, “Fourth quarter financial performance is primarily the result of a number of discrete charges and weaker end markets driven by the economic slowdown. Our estimates of the overall market for Stationary Power in North America indicate a decline of over 20% from the peak levels of 2008, with the fourth quarter alone down over 8% versus the third quarter. While I am pleased with our market share growth in the quarter, obviously the rapid market decline in total was negative for our business. While fourth quarter financial results are a departure from the improved revenue and bottom line trends reported over the first three quarters of fiscal 2009, they have not slowed the significant progress we have achieved in stabilizing our financial position, solidifying our leading share in our key markets and improving operational efficiencies. Over the course of fiscal 2009, we have reduced our financial exposure to commodity prices, cut costs, significantly improved cash flow, introduced a number of market-leading new products, and made a significant investment in anticipation of a ramp-up in our China operations looking forward. We have accomplished these strategic initiatives while battling lead cost volatility and, more recently, an abrupt deterioration in our telecom and UPS markets. In the fourth quarter, we absorbed the financial impact of some difficult decisions that are certain to further contribute to our significantly improving competitive profile moving forward. With these costs now behind us, we are focused on implementing our strategy to leverage our improved operating efficiency, strong brand, and excellent new product technology to capitalize on growth opportunities in new and existing markets around the world.”

Full Year Results:

For the year, the Company reported a net loss of $13.9 million, or $0.55 per diluted share, down from $18.5 million or $0.72 per diluted share in fiscal 2008. Results for the previous fiscal year include a net loss from discontinued operations of $16.4 million or $0.63 per diluted share. Revenues for fiscal 2009 were $365.5 million compared to $346.1 million in the prior year. The increase in fiscal 2009 revenues was due to both volume growth, as well as pricing. Results for the full year are inclusive of the impact of the restatement of second and third quarter cost of goods sold, which we reported today. The restatement did not impact prior year financial statements nor did it impact previously reported cash flows.

The Company continues to enjoy stability in its financial position and liquidity. For the year, cash flow from operations totaled $9.3 million, due to operational improvements as well as lower commodity prices. Year end the Company had approximately $35 million of remaining availability under its existing bank facility, which is committed through December 2010.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the year were a little under $13 million, which excludes the costs of severance, Conyers impairment and closure costs, fees for amendment of the Company’s bank facility and the effect of currency re-measurement losses. Unadjusted, EBITDA for fiscal 2009 was approximately $8 million.

Adjusted EBITDA is viewed as a key measure of the Company’s financial performance. EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. The measure, as we have used it, also excludes the non-recurring impact of restructuring actions, currency re-measurement gains and losses and bank amendment fees. This non-GAAP financial measure should be used in addition to, but not in isolation or as a substitute for, financial results prepared in conformity with US generally accepted accounting principles. Please refer to the reconciliation of net loss to Adjusted EBITDA below.

ADJUSTED

EBITDA

Fiscal 2009
($millions)
Net loss	$(13.9)
Interest	8.8
Taxes	2.0
Depreciation and amortization	11.1
EBITDA	8.0
Restructuring and impairment	3.3
Currency re-measurement losses	1.1
Bank amendment fees	0.2
Adjusted EBITDA	$12.6

Dr. Graves continued, “It appears that, in the near term, the weak global economy will continue to slow the growth of both the telecom and UPS markets, especially for new build opportunities, although demand in the utility market remains strong. Fortunately, a significant proportion of demand in the telecom and UPS markets is for replacement products, which cannot be indefinitely delayed and which may get a boost from Federal Government Stimulus initiatives. In addition, we are also beginning to ramp-up production of our new products, which are targeted at both our existing markets, as well as at new, adjacent markets.”

“Even with the global economic slowdown, the market for industrial batteries in China is expected to grow this year. To capitalize on the opportunities throughout Asia, we’ve recently redoubled our commitment to this market, creating C&D-Asia and appointing Ms. Chun Lauener, an accomplished industry veteran, as our new General Manager for this business unit. With the highest infrastructure growth rates of any region in the world, Asia represents a large, untapped opportunity for us. We believe that, with a significant infrastructure investment underway by the Chinese government, C&D-Asia’s core markets of Telecom, UPS, and Utilities promises exciting growth over the next two years and beyond. C&D plans to leverage its new product technology from North America, transitioning it into Asia to fully participate in this expanding market.”

Dr. Graves concluded, “C & D Technologies has undergone a strategic transformation to capitalize on our most valuable assets, our strong brand name and reputation for high-quality products. Through our various consolidation, cost reduction and efficiency initiatives, we have complemented these assets with significant operational improvements. Obviously, weaker markets and the discrete non-recurring costs we incurred in the fourth quarter have temporarily obscured our significantly stronger fundamentals. We believe that pent-up replacement demand, accelerating new product introductions, and increased penetration of the Asian market, will lead to moderate top line growth in the second half of the year, which when taken with reduced losses on existing lead hedge positions and the positive impact of having resolved our lead tolling procurement cost issues in Q1 fiscal 2010, will see C & D return to profitability and generate meaningful shareholder value in the second half of fiscal 2010.”

Conference call:

C&D management will host a conference call to discuss these financial results on April 17, 2009 at 10 a.m. Eastern Daylight Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 95731008. A telephone replay of the conference call will begin immediately following the call and will be available through April 30, 2009 at midnight Eastern

Daylight Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 95731008. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (Utility), telecommunications, and uninterruptible power supply (UPS Applications). C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2009, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward- looking statements made herein, including but not limited to our ability to implement and fund business strategies based on current liquidity; our substantial debt and debt service requirements; restrictive loan covenants; litigation proceedings to which we are subject; our exposure to fluctuations in interest rates on our variable debt; the realization of the tax benefits of our net operating loss carry forwards; the fact that lead experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims; our ability to successfully pass along increased material costs to our customers; failure of our customers to renew supply agreements; competitiveness of the battery markets; political, economic and social changes, or acts of terrorism or war; successful collective bargaining with our unionized workforce; risks involved in our foreign operations; our ability to maintain and generate liquidity to meet our operating needs; the possibility of additional impairment charges; our ability to acquire goods and services and/or fulfill labor needs at budgeted costs; economic conditions or market changes in certain market sectors in which we conduct business; uncertainty in financial markets; our ability to stay listed on a national securities exchange; our success or timing of new product development; impact of any changes in our management; changes in our product mix; success of productivity initiatives; costs of our compliance with environmental laws and regulations and resulting liabilities; and our ability to protect our proprietary intellectual property and technology. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three months ended January 31,		Year ended January 31,
	2009	2008	2009	2008
NET SALES	$85,457	$94,487	$365,540	$346,073
COST OF SALES	82,271	87,150	319,038	310,089

GROSS PROFIT	3,186	7,337	46,502	35,984

OPERATING EXPENSES:
Selling, general and administrative expenses	11,417	9,756	41,615	35,576
Research and development expenses	1,889	1,484	6,940	6,433
Gain on sale of Shanghai, China plant	—	—	—	(15,162)

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	(10,120)	(3,903)	(2,053)	9,137

Interest expense, net	2,115	2,056	8,787	8,246
Other (income) expense, net	765	1,199	1,675	(921)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	(13,000)	(7,158)	(12,515)	1,812
Income tax provision from continuing operations	1,491	(218)	1,993	1,063

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	(14,491)	(6,940)	(14,508)	749
Minority interest	(81)	(741)	(565)	2,931

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(14,410)	(6,199)	(13,943)	(2,182)

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	—	(4,527)	—	(15,091)
Income tax (benefit) provision from discontinued operations	—	(441)	—	1,262

LOSS FROM DISCONTINUED OPERATIONS	—	(4,086)	—	(16,353)

NET INCOME (LOSS)	$(14,410)	$(10,285)	$(13,943)	$(18,535)

Income (Loss) per share:
Basic:
Net income (loss) from continuing operations	$(0.55)	$(0.24)	$(0.54)	$(0.09)

Net loss from discontinued operations	$—	$(0.16)	$—	$(0.63)

Net income (loss)	$(0.55)	$(0.40)	$(0.54)	$(0.72)

Diluted:
Net income (loss) from continuing operations	$(0.55)	$(0.24)	$(0.55)	$(0.09)

Net loss from discontinued operations	$—	$(0.16)	$—	$(0.63)

Net income (loss)	$(0.55)	$(0.40)	$(0.55)	$(0.72)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

January 31,

(Dollars in thousands, except share and par value)

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,121	$6,536
Restricted cash	906	4,383
Accounts receivable, less allowance for doubtful accounts of $775 and $1,148	55,852	62,946
Inventories	61,128	85,832
Prepaid taxes	927	800
Other current assets	1,110	835
Assets held for sale	500	450

Total current assets	123,544	161,782
Property, plant and equipment, net	85,055	79,782
Deferred income taxes	626	32
Intangible and other assets, net	14,729	16,091
Goodwill	59,961	59,870

TOTAL ASSETS	$283,915	$317,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$5,881	$5,568
Accounts payable	32,396	51,382
Deferred income taxes	1,492	—
Accrued liabilities	13,018	15,593
Other current liabilities	8,267	9,767

Total current liabilities	61,054	82,310
Deferred income taxes	10,972	10,020
Long-term debt	123,424	124,133
Other liabilities	39,349	20,568

Total liabilities	234,799	237,031

Minority interest	11,451	11,418

Stockholders’ equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,162,101 and 29,081,110 shares issued, respectively	292	291
Additional paid-in capital	71,749	74,995
Treasury stock, at cost, 2,895,346 and 3,414,633 shares, respectively	(40,035)	(47,243)
Accumulated other comprehensive income	(45,733)	(24,270)
Retained earnings	51,392	65,335

Total stockholders’ equity	37,665	69,108

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$283,915	$317,557

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended January 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(13,943)	$(18,535)
Net loss from discontinued operations	—	(16,353)

Net income from continuing operations	(13,943)	(2,182)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interest	(565)	2,931
Share-based compensation	1086	572
Depreciation and amortization	11,065	10,913
Amortization of debt acquisition costs	1,696	1,629
Impairment of fixed assets	1,222	—
Annual retainer to Board of Directors paid by the issuance of common stock	121	237
Deferred income taxes	1,387	670
Gain on disposal of assets	43	(15,254)
Changes in assets and liabilities:
Accounts receivable	4,988	(9,452)
Inventories	23,835	(30,951)
Other current assets	(362)	(254)
Accounts payable	(17,165)	6,895
Accrued liabilities	(2,713)	962
Income taxes payable	(581)	1,899
Other current liabilities	(105)	2,795
Funds provided to discontinued operations	—	(24,288)
Other long-term assets	257	227
Other liabilities	(4,220)	4,106
Other, net	3,210	(5,599)

Net cash provided by (used in) continuing operating activities	9,256	(54,144)
Net cash used in discontinued operating activities	—	(1,043)

Net cash provided by (used in) operating activities	9,256	(55,187)

Cash flows from investing activities:
Proceeds from the divestiture of businesses	—	88,100
Acquisition of property, plant and equipment	(16,613)	(7,611)
Proceeds from disposal of property, plant and equipment	484	2,250
Decrease in restricted cash	3,477	(4,383)

Net cash (used in) provided by continuing investing activities	(12,652)	78,356
Net cash used in discontinued investing activities	—	(504)

Net cash (used in) provided by investing activities	(12,652)	77,852

Cash flows from financing activities:
Borrowings on line of credit facility	88,860	111,940
Repayments on line of credit facility	(88,860)	(136,776)
Proceeds from new borrowings	—	4,654
Increase (decrease) in overdrafts	—	(2,310)
Financing cost of long term debt	—	(585)
Proceeds from exercise of stock options	246	—
Purchase of treasury stock	(115)	(134)

Net cash provided by (used in) continuing financing activities	131	(23,211)
Net cash used in discontinued financing activities	—	(5,212)

Net cash provided by (used in) financing activities	131	(28,423)

Effect of exchange rate changes on cash and cash equivalents	(150)	151

(Decrease) Increase in cash and cash equivalents from continuing operations	(3,415)	1,152
Cash and cash equivalents, beginning of period	6,536	5,384

Cash and cash equivalents, end of period	$3,121	$6,536